Exhibit 99.1

Contacts:
John McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
John.McLaughlin@pdl.com	jennifer@cwcomm.org

PDL BioPharma Provides Fourth Quarter 2011 Revenue Guidance of $72 Million

INCLINE VILLAGE, NV, December 19, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced revenue guidance for the fourth quarter ending December 31, 2011 of approximately $72 million, as compared with actual results of $76 million for the fourth quarter of 2010, a five percent decrease. Total anticipated revenue for the year ended December 31, 2011 is $361 million as compared with actual results of $345 million for the year ended December 31, 2010, a five percent increase.

The forecasted fourth quarter 2011 revenue decline is primarily driven by reduced royalties from third quarter 2011 sales of Avastin® and Herceptin® partially offset by increased royalties from third quarter 2011 sales of Lucentis® and Tysabri®. Sales of Avastin, Herceptin, Lucentis, and Xolair® (the Genentech Products) are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States. The net sales thresholds and the applicable royalty rates for the Genentech Products are outlined below:

Genentech Products Made or Sold in US	Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Genentech Products Made and Sold ex-US
Net sales	3.0%

The revenue guidance for the fourth quarter is net of the estimated payment due under our February 2011 settlement agreement with Novartis, which is based on a portion of the royalties that the Company receives for Lucentis sales made by Novartis outside of the United States. The fourth quarter 2011 royalty payment received from Genentech included royalties generated on all worldwide sales.

Reported worldwide sales of Avastin decreased 11 percent in the third quarter of 2011 when compared to the same period in 2010. Roche recently reported that sales in the United States were negatively impacted by reimbursement uncertainty regarding the metastatic breast cancer indication which was revoked by the U.S. Food and Drug Administration in November 2011. In Europe, austerity measures and declines in the metastatic breast cancer indication also affected sales. A portion of the decrease in Avastin sales was offset by an increase in royalties due to a shift in site of manufacture: ex-US manufactured and sold Avastin increased to 28 percent in the third quarter of 2011 compared to 26 percent in the third quarter of 2010.

Reported worldwide sales for Herceptin increased two percent in the third quarter of 2011 when compared to the same period in 2010. Roche recently reported that sales growth is being driven by increased penetration in Latin America and the Asia-Pacific regions. While Herceptin sales increased, royalties on Herceptin decreased due to a shift in site of manufacture: ex-U.S. manufactured and sold Herceptin declined to 26 percent in the third quarter of 2011 from 40 percent in the third quarter of 2010.

Reported worldwide sales for Lucentis increased 34 percent in the third quarter of 2011 when compared to the same period in 2010. Lucentis is approved for the treatment of age-related macular degeneration (AMD) in the United States and Europe. Lucentis received approval for the treatment of macular edema following retinal vein occlusion (RVO) in June 2010 in the United States and in June 2011 in Europe. In January 2011, Lucentis was also approved in Europe for the treatment of visual impairment due to diabetic macular edema. Genentech and Novartis recently reported that sales growth is being driven by strong growth in the new indications and continued growth in the AMD market. All sales of Lucentis were from inventory produced in the United States.

Royalties on reported worldwide sales for Tysabri that occurred in the third quarter of 2011 increased 21 percent when compared to the same period in 2010. Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new royalty bearing assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus made or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes;
•	The change in foreign currency exchange rates; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.